PROSPECTUS Dated May 12, 2011	Pricing Supplement No. 2011-MTNDG0063 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-172554 and 333-172554-01
Dated May 12, 2011	Dated July 20, 2011
Filed pursuant to Rule 424(b)(2)
$7,549,000
MEDIUM-TERM NOTES, SERIES D
Senior Notes

754,900 Jump Securities Based on the
Market VectorsSM Gold Miners Exchange-Traded Fund due January 25, 2012
Unlike ordinary debt securities, the Jump Securities Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due January 25, 2012, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing price (as defined below) of shares of the Market VectorsSM Gold Miners Exchange-Traded Fund, which we refer to as the shares, on the valuation date, and which may be significantly less than the stated principal amount of the securities and could be zero. If the final share price increases from the initial share price, you will receive a positive return equal to the fixed upside payment described below. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash equal to:
º	$10 plus the upside payment if the final share price is greater than the initial share price, or
º
$10 times the share performance factor if the final share price is less than or equal to the initial share price.  This amount will be less than or equal to the stated principal amount of $10 and could be zero.  There is no minimum payment on the securities at maturity.

Please see the graph of “Payouts on the Securities at Maturity” on PS-5.
•
The upside payment will be equal to $1.20 per security (12% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.20 per security.

•	The share performance factor will be a fraction equal to the final share price divided by the initial share price.
•	The initial share price equals $60.35, the closing price of one share on the pricing date.
•	The final share price will equal the closing price of one share on the valuation date.
•	The valuation date will be January 20, 2012, subject to postponement for non-trading days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the shares or the stocks composing the NYSE Arca Gold Miners Index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 17317U741. The ISIN number for the securities is US17317U7413.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Public Offering Price(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per security	$10.00	$0.12	$9.88
Total	$7,549,000.00	$90,588.00	$7,458,412.00

(1)           The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.96 per security. You should refer to “Description of Securities—Use of Proceeds and Hedging” for more information.
(2)           Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $0.12 for each security sold in this offering. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.12, subject to reduction for volume purchase discounts, for each $10 security they sell.  Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about July 25, 2011.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Jump Securities Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due January 25, 2012, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Citigroup Funding.  The securities have been designed for investors who are willing to forgo market interest rates on the securities in exchange for a payment at maturity based on the performance of the Market VectorsSM Gold Miners Exchange-Traded Fund, which we refer to as the shares.  At maturity, you will receive a positive return on the securities only if the closing price of the shares on the valuation date is greater than the initial share price.  All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.

The Market VectorsSM Gold Miners Exchange-Traded Fund and the NYSE Arca Gold Miners Index are described under “Description of Securities––The Market VectorsSM Gold Miners Exchange-Traded Fund; Public Information” and “—The NYSE Arca Gold Miners Index” in this pricing supplement.

Each security costs $10
We, Citigroup Funding Inc., are offering the Jump Securities Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due January 25, 2012, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the underwriter’s fees paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing price of the shares on the valuation date.  There is no minimum payment on the securities at maturity and, accordingly, you could lose your entire investment.  If the final share price increases from the initial share price, you will receive a positive return equal to the fixed upside payment described below.

The initial share price equals $60.35, the closing price of one share on July 20, 2011, the day we priced the securities for initial sale to the public and which we refer to as the pricing date.

The final share price will be the closing price of one share on January 20, 2012, which we refer to as the valuation date (subject to postponement in the event of non-trading days or certain market disruption events).

Payment at maturity depends on the closing price of the shares
At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing price of the shares on the valuation date, equal to:

• $10 plus the upside payment, if the final share price is greater than the initial share price, where,

•     upside payment = $1.20 per security (12% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.20 per security.

• $0 times the share performance factor, if the final share price is less than or equal to the initial share price where,
share performance factor	=	final share price
initial share price

Accordingly, where the final share price has decreased from the initial share price, investors will lose 1% of the stated principal amount for every 1% decline in the final share price.  This amount will be less than the stated principal amount of $10 and could be zero.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On PS-5, we have provided a graph titled “Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the closing price of the shares.  The graph does not show every situation that can occur.

You can review historical closing prices of the shares in the section of this pricing supplement called “Description of Securities—Historical Information.”  You cannot predict the future performance of the shares based upon their historical performance.

If a market disruption event occurs with respect to the shares on the valuation date or if the valuation date is not a trading day, the closing price of the shares may be determined on the next trading day on which no market disruption event occurs or is continuing with respect to the shares in accordance with “Description of Securities—Closing Price” and “—Market Disruption Event.”

Investing in the securities is not equivalent to investing in the shares, the NYSE Arca Gold Miners Index or the stocks composing the NYSE Arca Gold Miners Index.
Your participation in any increase in the price of the shares will be no greater than the upside payment
The positive return investors may realize on the securities if the final share price is greater than the initial share price will be equal to, but no greater than, the upside payment of $1.20 per security (12% of the stated principal amount).  Accordingly, even if the final share price is substantially greater than the initial share price, your payment at maturity will not exceed $11.20 per security, or 112% of the stated principal amount.  See “Payouts on the Securities at Maturity.”

Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets has determined the initial share price and will determine the final share price, the share performance factor, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the underwriter; conflicts of interest
The underwriter for the offering of the securities, Citigroup Global Markets, our affiliate, will conduct this offering in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written consent of the client.  See “Description of Securities—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated May 12, 2011 and prospectus dated May 12, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—Certain United States Federal Tax Considerations.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or call Morgan Stanley Smith Barney at (866) 477-4776.  All other clients may contact their local brokerage representative.  Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing price of the shares.  The graph is based on the following terms:

Stated Principal Amount per Security:	$10

Upside Payment:	$1.20 per security (12% of the stated principal amount)

Minimum Payment at Maturity:	None

Principal Protection:	None

•
If the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment of $1.20 per security.  In the payoff diagram above, an investor will receive $11.20 per security, the stated principal amount plus the upside payment, at any final share price greater than the initial share price.

•
If the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial share price or equal to the stated principal amount of $10. For example, if the final share price has decreased by 25% from the initial share price, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in the shares or the NYSE Arca Gold Miners Index. This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. In connection with your investment, you should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any of your principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the final share price from the initial share price. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Payouts on the Securities at Maturity.”

The appreciation potential of the securities is fixed and limited
The appreciation potential of the securities is limited to the fixed upside payment of $1.20 per security (12% of the stated principal amount), even if the final share price is significantly greater than the initial share price.  See “Payouts on the Securities at Maturity.”

The market price of the securities will be influenced by many unpredictable factors
Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market.  We expect that generally the closing price of the shares on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the closing price of the shares, the securities will trade differently from the shares.  Other factors that may influence the value of the securities include:

•	the trading price and volatility (frequency and magnitude of changes in value) of the shares;

•	dividend rates on the shares and on the stocks composing the NYSE Arca Gold Miners Index;

•	interest and yield rates in the market;

•	time remaining until the securities mature;

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the shares, the gold and silver mining industries or equities markets generally and that may affect the final share price;

•	the occurrence of certain events affecting the shares that may or may not require an anti-dilution adjustment; and

•	any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

The price of the shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information.” You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

Potential for a lower comparable yield
The securities do not pay any periodic interest. As a result, if the final share price does not increase from the initial share price, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

Investing in the securities exposes investors to risks associated with investments in securities with concentration in a single industry
The securities are subject to certain risks applicable to the gold and silver mining industry.  The stocks included in the NYSE Arca Gold Miners Index and that are generally tracked by the Market VectorsSM Gold Miners Exchange-Traded Fund are stocks of companies primarily engaged in the mining of gold or silver.  The shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the Market VectorsSM Gold Miners Exchange-Traded Fund primarily invests in stocks and ADRs of companies that are involved in the gold and silver mining industry, the shares are subject to certain risks associated with such companies.

Competitive pressures may have a significant effect on the financial condition of companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold.  Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.  These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

The Market VectorsSM Gold Miners Exchange-Traded Fund invests to a lesser extent in stocks and ADRs of companies involved in the silver mining industry.  Silver mining companies are highly dependent on the price of silver.  Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

Investing in the securities is not equivalent to investing in the shares, the NYSE Arca Gold Miners Index or the stocks composing the NYSE Arca Gold Miners Index
Investing in the securities is not equivalent to investing in the shares, the NYSE Arca Gold Miners Index or the stocks that constitute the NYSE Arca Gold Miners Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares or the stocks that constitute the NYSE Arca Gold Miners Index.

Adjustments to the shares or to the NYSE Arca Gold Miners Index could adversely affect the value of the securities
The investment advisor to the Market VectorsSM Gold Miners Exchange-Traded Fund, Van Eck Associates Corporation (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks held by the Market VectorsSM Gold Miners Exchange-Traded Fund. Any of these actions could adversely affect the price of the shares and, consequently, the value of the securities. NYSE Euronext is responsible for calculating and maintaining the NYSE Arca Gold Miners Index. NYSE Euronext may add, delete or substitute the stocks constituting the NYSE Arca Gold Miners Index or make other methodological changes that could change the value of the NYSE Arca Gold Miners Index. NYSE Euronext may discontinue or suspend calculation or publication of the NYSE Arca Gold Miners Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued NYSE Arca Gold Miners Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The Market VectorsSM Gold Miners Exchange-Traded Fund and the NYSE Arca Gold Miners Index are different
The performance of the shares may not exactly replicate the performance of the NYSE Arca Gold Miners Index because the Market VectorsSM Gold Miners Exchange-Traded Fund will reflect transaction costs and fees that are not included in the calculation of the NYSE Arca Gold Miners Index. It is also possible that the Market VectorsSM Gold Miners Exchange-Traded Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Market VectorsSM Gold Miners Exchange-Traded Fund and the NYSE Arca Gold Miners Index or due to other circumstances.  The Investment Adviser may invest up to 20% of the Market VectorsSM Gold Miners Exchange-Traded Fund’s assets in securities not included in the NYSE Arca Gold Miners Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other funds advised by the Investment Adviser.

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The anti-dilution adjustments do not cover every event that could affect the shares
Citigroup Global Markets, as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares.  However, the calculation agent will not make an adjustment for every event that could affect the shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

The securities will not be listed on any securities exchange, and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities
Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. has determined the initial share price, will determine the final share price and the share performance factor and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting or suspension of trading in the shares and the calculation of the final share price in the event of a market disruption event or other circumstances, may adversely affect the payout to you at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and to other instruments linked to the shares and the NYSE Arca Gold Miners Index), including trading in the shares and the stocks composing the NYSE Arca Gold Miners Index, as well as in other instruments related to the shares and the NYSE Arca Gold Miners Index. Our affiliates also trade the shares, the stocks composing the NYSE Arca Gold Miners Index and other financial instruments related to the shares, the NYSE Arca Gold Miners Index and the stocks composing the NYSE Arca Gold Miners Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial share price and, therefore, could have increased the price at which the shares must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are unclear
There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. As described below under “Description of Securities—Certain United States Federal Tax Considerations,” in 2007, the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Jump Securities Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due January 25, 2012.  In this pricing supplement, the terms “Citigroup Funding,” “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$7,549,000

Pricing Date	July 20, 2011

Original Issue Date (Settlement Date)	July 25, 2011

Maturity Date	January 25, 2012

Valuation Date	January 20, 2012, subject to adjustment for non-Trading Days or Market Disruption Events as described below under “—Closing Price.”

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price	$10 per Security

CUSIP Number	17317U741

ISIN Number	US17317U7413

Denominations	$10 and integral multiples thereof

Shares	Shares of the Market VectorsSM Gold Miners Exchange-Traded Fund

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	$10 plus the Upside Payment, if the Final Share Price is greater than the Initial Share Price, or

•
$10 times the Share Performance Factor, if the Final Share Price is less than or equal to the Initial Share Price. This payment will be less than or equal to the $10 Stated Principal Amount and could be zero. There is no minimum payment on the Securities at maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$1.20 per Security (12% of the Stated Principal Amount).

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	$60.35, the Closing Price of one Share on the Pricing Date.

Final Share Price	The Closing Price of one Share on the Valuation Date, as determined by the Calculation Agent.

Closing Price
Subject to the provisions set out under “—Discontinuance of the Shares and/or the NYSE Arca Gold Miners Index; Alteration of Method of Calculation” below, the Closing Price for the Shares on any date of determination, including the Valuation Date, means:

(a) if the Shares are listed on a national securities exchange on that date of determination, the closing sale price for the Shares or, if no closing sale price for the Shares is reported, the last reported sale price for the Shares on that date on the principal national securities exchange on which the Shares are listed or admitted to trading; or

(b) if the Shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price for the Shares on such exchange is not obtainable (even if the Shares are listed or admitted to trading on such exchange), any last reported bid price for the Shares of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization.

If no closing sale price or last reported sale price for the Shares is available on a date of determination pursuant to clauses (a) or (b) above or if a Market Disruption Event is occurring, the Closing Price of the Shares for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Shares obtained from as many dealers in the Shares (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  The term “OTC Bulletin Board” will include any successor to such service. See “—Discontinuance of the Shares and/or the NYSE Arca Gold Miners Index; Alteration of Method of Calculation” and “—Anti-dilution

Adjustments” below. The determination of the Closing Price of the Shares by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to two consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day immediately prior to the Maturity Date.

Anti-dilution Adjustments	If the Shares, after the Pricing Date,

(a)
pay a share dividend or there is a distribution with respect to the Shares in the form of Shares (excluding any share dividend or distribution for which the number of Shares paid or distributed is based on a fixed cash equivalent value);

(b)	are subdivided or split into a greater number of Shares;

(c)	the Shares are combined into a smaller number of Shares; or

(d)	other shares are issued by reclassification of the Shares,

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Share Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the

Market VectorsSM Gold Miners Exchange-Traded Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Share Price will be further adjusted to the Initial Share Price that would then have been in effect had adjustment for the event not been made. If a reorganization event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Initial Share Price will not be rescinded but will be applied to the reorganization event as provided for below.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange
With respect to the Shares, the primary exchange(s) or market(s) of trading for the Shares.  With respect to each of the securities comprising the NYSE Arca Gold Miners Index, the respective primary exchange(s) or market(s) of trading for such security.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Underwriter	Citigroup Global Markets Inc.

Calculation Agent	Citigroup Global Markets Inc.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events or calculation of the Final Share Price in the event of a Market Disruption Event, may affect the Payment at Maturity.  See “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event, as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the Shares (or any other security for which a closing price must be determined) on any exchange or market, (2) stocks which then comprise 20% or more of the value of the assets underlying the Shares or any Successor Shares, or (3) any options contracts or futures contracts relating to the Shares (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the index underlying the Shares is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the Shares will be based on a comparison of the portion of the value of such assets attributable to that security relative to the overall value of the Shares, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the NYSE Arca Gold Miners Index or the Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the NYSE Arca Gold Miners Index or the Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the NYSE Arca Gold Miners Index or the Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Redemption at the Option of the Holder; Defeasance

The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Closing Price as of the date of such acceleration as the Final Share Price.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Shares and/or the NYSE Arca Gold Miners Index; Alteration of Method of Calculation

If the Shares are delisted from, or trading of the Shares is suspended on, the relevant stock exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Shares (any such securities, “Successor Shares”), the price of such Successor Shares will be substituted for all purposes, including but not limited to determining the Closing Price of the Shares. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Shares are delisted from, or trading of the Shares is suspended on, the relevant stock exchange and Successor Shares that the Calculation Agent determines to be comparable to the Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Shares. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Market VectorsSM Gold Miners Exchange-Traded Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the NYSE Arca Gold Miners Index (or any Successor Index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the NYSE Arca Gold Miners Index following such Liquidation Event), multiplied by (ii) a fraction, the numerator of which is the Closing Price of the Shares and the denominator of which is the closing value of the NYSE Arca Gold Miners Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If NYSE Euronext discontinues publication of the NYSE Arca Gold Miners Index and NYSE Euronext or another entity (including Citigroup Global Markets) publishes a successor or substitute index that Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued NYSE Arca Gold Miners Index (such index being referred to herein as a “Successor Index”), then the Closing Price for the Shares on any Trading Day following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If NYSE Euronext discontinues publication of the NYSE Arca Gold Miners Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the Shares for such date. Such Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the NYSE Arca Gold Miners Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the NYSE Arca Gold Miners Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the NYSE Arca Gold Miners Index may adversely affect the value of the Securities.

The Market VectorsSM Gold Miners Exchange- Traded Fund; Public Information

The Market VectorsSM Gold Miners Exchange-Traded Fund is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  It is possible that this fund may not fully replicate the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market or due to other circumstances.  Information provided to or filed with the Commission by the Market VectorsSM Gold Miners Exchange-Traded Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Market VectorsSM is a service mark of Van Eck Associates Corporation (“Van Eck”).  The securities are not sponsored, endorsed, sold, or promoted by Van Eck.  Van Eck makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Shares.  We have derived all disclosures contained in this pricing supplement regarding Van Eck, the Shares and the NYSE Arca Gold Miners Index from publicly available documents.  In connection with the offering of the Securities, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to Van Eck, the Shares or the NYSE Arca Gold Miners Index.  None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets

makes any representation that such publicly available documents or any other publicly available information regarding Van Eck, the Shares or the NYSE Arca Gold Miners Index is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the Shares (and therefore the price of the Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Van Eck, the Shares or the NYSE Arca Gold Miners Index could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Shares.

We and/or our affiliates may presently or from time to time engage in business with Van Eck.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to Van Eck or the Market VectorsSM Gold Miners Exchange-Traded Fund and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of Van Eck and the Shares as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

The NYSE Arca Gold Miners Index
The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE, NYSE Alternext or quoted on the NASDAQ.  Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1) the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2) the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having an index weight greater than or equal to 5%. Small securities are defined as having an index weight below 5%; and

(3) the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total index value.

The NYSE Arca Gold Miners Index is calculated, published and maintained by NYSE Euronext or its affiliates, which is the index publisher. The NYSE Arca Gold Miners Index is reviewed quarterly so that the index components continue to represent the universe of companies involved in the gold mining industry. The index publisher may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the index publisher’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

Historical Information
The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Shares for each quarter in the period from May 22, 2006 (the inception date of the Market VectorsSM Gold Miners Exchange-Traded Fund) through July 20, 2011.  The Closing Price of the Shares on July 20, 2011 was $60.35.  The graph following the table sets forth the historical performance of the Shares for the period from May 22, 2006 through July 20, 2011.

You should not take historical Closing Prices as an indication of future performance, and no assurance can be given as to the Closing Price of the Shares on the Valuation Date.  The Final Share Price may be less than the Initial Share Price so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities and could be zero.

We cannot give you any assurance that the Closing Price of the Shares will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Closing Price of the Shares on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

Market VectorsSM Gold Miners Exchange-Traded Fund Historical High, Low and Period End Closing Prices May 22, 2006 through July 20, 2011
	High	Low	Period End
2006
Second Quarter (beginning May 22, 2006)	$39.14	$32.25	$38.70
Third Quarter	42.10	34.31	35.65
Fourth Quarter	42.12	33.46	39.91
2007
First Quarter	42.28	36.67	39.42
Second Quarter	42.74	37.03	37.89
Third Quarter	45.80	34.65	45.10
Fourth Quarter	52.48	42.64	45.85
2008
First Quarter	56.29	46.50	47.75
Second Quarter	51.40	42.38	48.52
Third Quarter	50.84	27.95	34.08
Fourth Quarter	33.96	16.38	33.88
2009
First Quarter	38.57	28.20	36.88
Second Quarter	44.55	30.95	37.76
Third Quarter	48.00	35.14	45.29
Fourth Quarter	54.78	41.87	46.21
2010
First Quarter	50.17	40.22	44.41
Second Quarter	54.07	46.36	51.96
Third Quarter	56.66	47.09	55.93
Fourth Quarter	63.80	54.28	61.47
2011
First Quarter	60.79	53.12	60.06
Second Quarter	63.95	51.80	54.45
Third Quarter (through July 20, 2011)	60.58	51.80	60.35

Market VectorsSM Gold Miners Exchange-Traded Fund May 22, 2006 through July 20, 2011 Daily Closing Prices

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Original Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Security may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.00	$0.12	$0.12
≥ $1,000,000 and < $3,000,000	$9.98	$0.10	$0.10
≥ $3,000,000 and < $5,000,000	$9.97	$0.09	$0.09
≥ $5,000,000	$9.96	$0.08	$0.08

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Securities distributed by such dealers.

On or prior to the Pricing Date, we, through our affiliates or others, have hedged our anticipated exposure in connection with the Securities by taking positions in the Shares, in futures or options contracts on the Shares or any component stocks of the NYSE Arca Gold Miners Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially have increased the Initial Share Price and, therefore, increased the price at which the Shares must close on the Valuation Date before investors would receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts or any other available instruments that we may wish to use in connection with our hedging on the Shares, including by selling any such contracts or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Closing Price of the Shares and, therefore, adversely affect the value of the Securities or the Payment at Maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Securities.

In order to hedge its obligations under the Securities, Citigroup Funding has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

Validity of the Securities
In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “Guarantor”) and counsel to Citigroup Funding, when the Securities offered by this pricing supplement have been executed and issued by Citigroup Funding and authenticated by the Trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities and related guarantee will be legal, valid and binding obligations of Citigroup Funding and the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to Citigroup Funding’s Registration Statement on Form S-3 (No. 333-172554).

ERISA Matters
Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Certain United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;
• investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or
• persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of Securities.

We will not attempt to ascertain whether the Market Vectors Gold Miners ETF should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If the Market Vectors Gold Miners ETF were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Securities. Non-U.S. persons considering an investment in the Securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the Market Vectors Gold Miners ETF and consult their tax advisers regarding the possible consequences to them if the Market Vectors Gold Miners ETF is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities
Each holder, by purchasing the Securities, agrees with us to treat them as prepaid forward contracts for U.S. federal income tax purposes.
Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or instruments that are similar to the Securities, significant aspects of the treatment of an investment in the Securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities. It is possible, for example, that the Securities could be treated as short-term debt instruments issued by us. In that event, gain recognized upon the settlement of a Security would be, and gain recognized upon sale or exchange of a Security prior to maturity might be, treated as ordinary income.  In addition, accrual method U.S. Holders (and cash method U.S. Holders that elect to apply an accrual method to the Securities) might be required to accrue as ordinary income original issue discount over the term of the Securities before maturity.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders
This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the Securities are also possible.  In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Securities generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

754,900 Jump Securities Based on
the Market VectorsSM Gold Miners
Exchange-Traded Fund

Due January 25, 2012
$10 per Jump Security

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
July 20, 2011

(Including Prospectus Supplement Dated May 12, 2011
and Prospectus Dated May 12, 2011)

Summary of Pricing Supplement	PS-2
Payouts on the Securities at Maturity	PS-5
Risk Factors	PS-6
Description of Securities	PS-11
Payment at Maturity	PS-11
Upside Payment	PS-12
Market VectorsSM Gold Miners Exchange-Traded Fund;
Public Information	PS-18
The NYSE Arca Gold Miners Index	PS-19
Historical Information	PS-20
Use of Proceeds and Hedging	PS-21
Plan of Distribution; Conflicts of Interest	PS-22
Validity of the Securities	PS-23
ERISA Matters	PS-23
Certain United States Federal Tax Considerations	PS-24

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28